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                                                                      EXHIBIT 5






                              June 25, 1996




The Providence Journal Company
75 Fountain Street
Providence, RI  02902


   Re:  1994 Employee and Non-Employee Director Stock Option Plans
        ----------------------------------------------------------

Ladies and Gentlemen:

   We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by The Providence Journal Company (the "Company") with the Securities and Exchange Commission on the date hereof in connection with the registration under the Securities Act of 1933, as amended, of 1,971,000 additional shares of the Company's Class A Common Stock, $1.00 par value (the "Common Stock"), to be issued pursuant to stock options under the Company's 1994 Employee Stock Option Plan and the Company's 1994 Non-Employee Director Stock Option Plan (the "Plans").

   We have served as counsel for the Company and, as such, have assisted in the organization thereof under the laws of the State of Delaware and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

     1.   The Certificate of Incorporation of the Company, as amended;

     2.   The By-laws of the Company, as amended;

     3.   The Plans;

     4. All corporate minutes and proceedings of the Company relating to the Plans and the issuance of the Common Stock being registered under the Registration Statement; and

     5.   The specimen certificate of the Common Stock.




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The Providence Journal Company
June 25, 1996
Page Two


   We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

   We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island, the federal law of the United States and the General Corporation Law of the State of Delaware.

   Based upon such examination, it is our opinion that the Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plans, assuming due execution of the certificates therefor, will be legally issued, fully paid and non-assessable.

   Partners and of counsel attorneys of Edwards & Angell own 49,950 shares of the Registrant. Benjamin P. Harris, III, a Director of the Registrant, is a senior partner of Edwards & Angell and beneficially owns 21,150 and 21,600 shares of the Class A Common Stock and the Class B Common Stock, respectively.

   We hereby consent to the use of our name in and the use of this opinion in connection with the Registration Statement and all amendments thereto.




                                                Very truly yours,

                                                EDWARDS & ANGELL



                                                By: /s/ Laura N. Wilkinson
                                                   ---------------------------
                                                   Laura N. Wilkinson
                                                   Partner